EXHIBIT 19

Mission Category:	Shareholder
Policy Type:	Board
Responsibility:	General Counsel
Policy Approval Level:	Board of Directors CGNC Committee
Effective Date:	Prior to 2006
Revision Date:	January 28, 2025
Policy No.:	601

POLICY STATEMENT
This Insider Trading Policy provides guidelines with respect to transactions in the securities of First Financial Bancorp (together with its subsidiaries, the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business.

REASON FOR POLICY

The Company has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:
•Trading in securities of that company; and
•Providing material nonpublic information to other persons who may trade on the basis of that information.

WHO SHOULD READ THIS POLICY

This Policy applies to Company’s directors, officers and other employees and to their Family Members (as defined below) and to Controlled Entities (as defined below). Other persons, such as Company consultants, may be designated by the General Counsel as subject to this Policy.

You are responsible for the transactions of your Family Members and your Controlled Entities. You should make your Family Members and Controlled Entities aware of the need to confer with you before they trade in Company Securities.

Section 16 Reporting Persons (as defined in Appendix A) and persons who have been notified they are subject to certain trading restrictions are also subject to the requirements set forth in Appendix A to this Policy entitled “Trading Restrictions.” Additionally, Section 16 Reporting Persons are subject to the requirements set forth in Appendix B to this Policy entitled “Special Requirements Applicable to Section 16 Reporting Persons.

POLICY
No director, officer or other employee of the Company who is aware of Material Nonpublic Information relating to the Company may, directly or indirectly through Family Members, Controlled Entities or other persons or entities:

•Engage in any transaction in Company Securities, except as discussed below under the heading “Transactions That Are Not Covered by this Policy” and the exceptions described below under the Heading “Transactions Under Company Plans;”

•Recommend or give an express opinion on the purchase or sale of any Company Securities;

•Disclose in any manner whatsoever (including by e-mail or over the Internet, such as chat rooms and message boards) material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, analysts and consulting firms, unless such disclosure has been authorized by the Company or is required in the performance a person’s job duties for the Company; or

•Assist anyone engaged in the above activities.

In addition, no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, may trade in that other company’s securities until the information becomes public or is no longer material.

KEY DEFINITIONS IN THIS POLICY:

•Covered Securities: Company Securities that are covered by this Policy include:
ocommon shares of the Company;

ooptions to purchase common shares or any other type of securities that the Company may issue; and

oderivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company’s Securities.

•Family Members: Family Members include family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who would consult with you before they trade in Company Securities.

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Insider Trading Policy

•Material Nonpublic Information

o When is information considered material?

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Information that could reasonably be expected to affect a company’s share price, whether positively or negatively, should also be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. If you are unsure if information of which you are aware is material, you should consult with the General Counsel.

oExamples of Material Information:

actual financial results or projections of future financial results (e.g., earnings, losses, forecasts, budgets, other financial performance or conditions, or other guidance);
a significant change in the Company’s business or prospects;
a pending or proposed merger, acquisition, disposition, or joint venture;
a pending or proposed purchase or sale of a material amount of assets (e.g., loan sales);
a change in dividend policy, the declaration of a share split or dividend, an offering of additional securities, a tender offer, the implementation or termination of a share repurchase program, or a restructuring;
financing transactions not in the ordinary course;
a change in senior management;
a change in auditors or notification that the auditor’s reports may no longer be relied upon;
pending or threatened litigation;
regulatory exam ratings or a governmental or regulatory investigation or exam that may have a material impact on the Company;
regulatory approvals or denials that may have a material impact on the Company or its business; or
other potentially material developments involving the Company.

oWhen is Information Considered Public?

Generally, in order to establish that the information has been disclosed to the public, the information must be widely disseminated. Information is generally considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” a newswire service, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website or in a document filed with the SEC.
Once information is widely disseminated, it is still necessary to give the investing public sufficient time to absorb the information. As a general rule, information is considered absorbed by the marketplace after the close of the second business
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day after the information is released. If, for example, the Company were to make an announcement before the stock market opens on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period will apply to the release of specific material nonpublic information.

•Controlled Entities: These include any entities (e.g., corporations, limited liability companies, partnerships and trusts) that you influence or control. Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER COMPANY PLANS

This Policy generally does not apply to transactions in connection with Company employee benefit plans except as specifically noted below:

•Stock Option Transactions

oThis Policy does not apply to:

the exercise of a stock option acquired pursuant to the Company’s equity compensation plans for cash, by the delivery of previously owned shares or through a net exercise through the Company; or
the exercise of a withholding right pursuant to which you have elected to have option shares withheld by the Company to satisfy tax withholding requirements.

oThis Policy does apply, however, to any sale of Company Securities acquired upon exercise of an option, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to cover related tax liabilities.

•401(k) Plan and Deferred Compensation Plans

oThe Company’s 401(k) prohibits investments of new money in company securities. For participants who currently hold company securities in their accounts, this Policy does apply to the following types of 401(k) plan elections:

An election to make an intra-plan transfer of an existing account balance out of the Company stock fund.
An election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance.
An election to pre-pay a plan loan if the pre-payment will result in the application of the loan proceeds to the Company stock fund.

•Restricted or Performance Stock Awards

•This Policy does not apply to the vesting of restricted or performance stock awards, or the exercise of a tax withholding right pursuant to which you have elected to have shares
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withheld to satisfy tax withholding requests upon the vesting of restricted or performance stock.
•Dividend Reinvestment Pan (DRIP):
•This Policy does not apply to purchases of Company Securities under the Company’s dividend reinvestment plan resulting from a reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions made to the dividend reinvestment plan, and to an election to participate in the plan or increase the level of participation in the plan. This Policy also applies to the sale of any Company Securities purchased pursuant to the plan.

TRANSACTIONS THAT ARE NOT COVERED BY THIS POLICY

•Transactions that have been approved in advance by the General Counsel

oTransactions approved in advance or “pre-cleared” by the General Counsel.

oA request for approval should be submitted at least two (2) business days in advance of the proposed transaction. Approval of a transaction may be granted or withheld in the sole discretion of the General Counsel, with such determination being final and not subject to review.

•Gifts and Transfers for No Consideration

oThis Policy does not apply to bona fide gifts.
oThis policy does not apply to transfers to a revocable grantor trust for no consideration, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the director, officer or employee is aware of material nonpublic information.

PROHIBITED TRANSACTIONS IN COMPANY SECURITIES

The Company has determined that there is a heightened legal risk and/or the appearance of inappropriate conduct if directors, officers and other employees, or their Family Members or Controlled Entities, engage in certain kinds of transactions in Company Securities. Therefore, it is the Company’s policy that such persons may not engage in any of the following transactions:

•Short-Term Trading. No director, officer or other employee of the Company (or any Family Member or Controlled Entity) who purchases Company Securities in the open market may sell any Company Securities of the same class during the six (6) months following the purchase (or vice versa).

•Short Sales. Short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from
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Insider Trading Policy

engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

•Publicly Traded Options. Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and employees (and their Family Members and Controlled Entities) are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and, as a result, the broker could execute a transaction when a director, officer or employee is in possession of material nonpublic information.

ADDITIONAL MATTERS

•Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify
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the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

To be approved, all Rule 10b5-1 Plans must contain the following provisions:
•A duration of a minimum of 6 months and a maximum of 24 months;
•A prohibition against amendment or termination of the plan outside of the plan duration window or at a time when the plan participant is in possession of material nonpublic information about the Company;
•For officers and directors subject to Section 16, a minimum cooling off period of the later of 90 days from the time a plan is adopted or two (2) business days following the disclosure of the Company’s financials in a 10-Q or 10-K for the quarter in which the plan was adopted (but not to exceed 120 days), before trading under the plan may begin;
•For non-officers and directors, a minimum cooling off period of 30 days before any trading under the plan may begin; and
•For officers and directors, a certification in the plan that at the time of adoption of the plan a) they were not aware of any material nonpublic information about the Company, and b) they are adopting the plan in good faith.
Any Rule 10b5-1 Plan must be submitted for approval five (5) business days prior to the entry into the Rule 10b5-1 Plan. Once approved and entered into, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.

•Application of the Policy after an Individual’s Service to the Company Terminates. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

•Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe and can include fines into millions of dollars and imprisonment for lengthy periods. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, up to and including termination of employment, whether or not the employee’s failure to comply results in a violation of law.

ADMINISTRATION OF THE POLICY AND COMPLIANCE

In the General Counsel’s absence, the Chief Financial Officer or another employee designated by the General Counsel will be responsible for administration of this Policy. All determinations and interpretations by the General Counsel will be final and not subject to further review.

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Insider Trading Policy

Each director, officer and other employee is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity also comply with this Policy. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by telephone at (513) 979-5756 or by e-mail at Karen.Woods@bankatfirst.com.

First Financial Bancorp and Affiliates
Insider Trading Policy

RELATED REFERENCES

Policies and Procedures Related to Policy:	250 Policy Management and Governance Policy
Regulation/Statute Related to Policy:	Securities Exchange Act of 1934 Securities Act of 1933
Training Related to Policy:	Insider Trading Policy Training (Code of Conduct)
External Documents:	Not Applicable

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APPENDIX A - TRADING RESTRICTIONS
APPLICABLE TO SECTION 16 REPORTING PERSONS
AND TO OTHER PERSONS WHO HAVE BEEN NOTIFIED
THAT THEY ARE SUBJECT TO TRADING RESTRICTIONS

INDIVIDUALS SUBJECT TO QUARTERLY TRADING RESTRICTIONS

The Company requires that its directors and executive officers and other designated individuals conduct transactions in Company Securities that are subject to this Policy only during quarterly window periods (the “Quarterly Trading Restrictions”). The Quarterly Trading Restrictions do not apply to transactions that are not covered by this Policy (see “Transactions That Are Not Covered By This Policy” and the exceptions set forth under “Transactions Under Company Plans”).

The Quarterly Trading Restrictions apply only to the following persons (“Covered Persons”):

•Those individuals who have been notified that they are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Reporting Persons”). These individuals include our directors and executive officers and other members of senior management who have been notified that they are subject to Section 16.

•Those individuals who are not Section 16 Reporting Persons, but who have been separately notified that they are subject to Quarterly Trading Restrictions. These individuals generally include members of the finance, accounting, legal, investor relations and public relations groups and such other officers or employees specifically designated by the General Counsel.

•Family Members and Controlled Entities of the persons in the two bullets above are also subject to Quarterly Trading Restrictions.

QUARTERLY TRADING RESTRICTIONS AND TRADING WINDOWS

Covered Persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during a “Blackout Period.” The periods during which Covered Persons are permitted to trade in Company Securities are referred to as “Trading Windows.” Regardless of whether a Trading Window is open, no person in possession of Material Nonpublic Information may engage in a transaction in Company Securities except as otherwise permitted by this Policy.

The Blackout Period for Covered Persons begins on the 20th day of the third month of each fiscal quarter and ends following the close of the second business day following the public release of the Company’s earnings results for that quarter. This means that a Covered Person may conduct transactions in Company Securities during the Trading Window beginning on the third business day following the release of the Company’s financial results and until the 20th day of the third month of each fiscal quarter (e.g., until March 20, June 20, September 20, and December 20).

The Company may close a Trading Window at any time. The Company may close a Trading Window after it opens, or prevent a Trading Window from opening, if the existence of material non-public information makes it advisable to do so, as determined by the Company in its sole discretion.

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SPECIAL BLACKOUT PERIODS

From time to time, a material event may occur that is known by only a few Company insiders. So long as the event remains material and nonpublic, those individuals designated by the General Counsel may not trade in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated Covered Persons should refrain from trading in Company Securities even sooner than the end of the applicable Blackout Period. In that situation, the General Counsel may notify these Covered Persons that they may not trade in Company Securities, without disclosing the reason for the restriction. The existence of a Special Blackout Period or the extension of a regular Blackout Period will not be announced to the Company, and should not be communicated to any other person.

REGULATORY BLACKOUT PERIODS

Directors and executive officers are prohibited from trading in Company Securities during any period of three or more consecutive days during which at least 50% of the participants or beneficiaries in an “individual account” retirement plan of the Company are unable to purchase, sell or otherwise acquire or transfer an interest in the equity of the Company held in such a plan due to a trading suspension by the Company or by a fiduciary. The Company will provide written notice of a regulatory blackout period in accordance with the requirements of applicable law.

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APPENDIX B - SPECIAL REQUIREMENTS APPLICABLE TO SECTION 16 REPORTING PERSONS

TRADING PRE-CLEARANCE REQUIREMENTS APPLICABLE TO SECTION 16 REPORTING PERSONS

Regardless of whether or not a Trading Window is open, individuals who are Section 16 Reporting Persons, as well as their Family Members and Controlled Entities, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel, unless the transaction is described in the section entitled “Transactions that are not Covered by the Policy” or is a permitted transaction described in the section entitled “Transactions Under Company Plans.”

A request for pre-clearance must be submitted to the General Counsel at least two (2) business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance. If a person seeks pre-clearance and permission to engage in the transaction is denied, then such person must refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the Section 16 Reporting Person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the General Counsel. He or she should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six (6) months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933 and file a Form 144, if necessary. Please see the following section for additional information regarding broker assisted transactions.

A Section 16 Reporting Person must effect any approved transaction within five business days of the Company’s approval of the pre-clearance request, unless the General Counsel grants an exception to such period. Transactions not effected within the required period must be reapproved in accordance with the pre-clearance requirements.

Pre-Clearance is not required for transactions conducted pursuant to approved Rule 10b5-1 Plans. Further, if an individual leaves the service of the Company, the pre-clearance procedures specified above will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination.

BROKER ASSISTED TRANSACTIONS FOR SECTION 16 REPORTING PERSONS

The reporting of transactions under Section 16(a) of the Securities Exchange Act of 1934 requires a close interface with brokers handling transactions for our Section 16 Reporting Persons. A knowledgeable, alert broker can act as a gatekeeper and help to ensure compliance with our pre-clearance procedures and prevent inadvertent violations. You are responsible for ensuring that you and your broker comply with the requirements and procedures in this Policy and applicable Section 16 reporting requirements.
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Each Section 16 Reporting Person and his or her broker must:

1.Not enter any order (except for orders under pre-approved Rule 10b5-1 Plans) without:

(a)First verifying with the General Counsel that the transaction was pre-cleared;

and

(b)Complying with the brokerage firm’s compliance procedures
(e.g., Rule 144).

2.Report immediately to the General Counsel (i.e., no later than the day of the trade) in writing (via e-mail) or fax the details of every transaction involving Company Securities, including purchases, sales, gifts and all Rule 10b5-1 Plan transactions.

First Financial Bancorp and Affiliates
Insider Trading Policy